EXHIBIT 99.1

KROGER REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

CINCINNATI, Ohio, March 9, 2010 — The Kroger Co. (NYSE: KR) today reported total sales, including fuel, increased 7.2% to $18.6 billion in the fourth quarter of fiscal 2009 compared with $17.3 billion for the same period last year.  Excluding fuel sales, in the fourth quarter total sales increased 2.0% and identical supermarket sales increased 1.2% over the prior year.

Net earnings for the fourth quarter, which ended on January 30, 2010, totaled $255.4 million, or $0.39 per diluted share.  Net earnings in the same period last year were $349.2 million, or $0.53 per diluted share.

“The Kroger team delivered solid fourth quarter results for both our customers and our shareholders during what continues to be a difficult operating environment.  We are strengthening Kroger’s overall competitive position by increasing the number of households that are loyal to Kroger and earning a greater share of their business,” said David B. Dillon, Kroger’s chairman and chief executive officer.

Details of Fourth Quarter Results

Including Kroger’s retail fuel operations, FIFO gross margin (Table 1) was 22.48% of sales, a decrease of 214 basis points compared to the fourth quarter last year.  Excluding retail fuel operations, FIFO gross margin decreased 112 basis points.  Supermarket selling gross margin on non-fuel sales decreased 126 basis points.

The Company recorded a $1.3 million LIFO charge during the quarter, a decrease of $39.6 million from the same period in the prior year.  Excluding retail fuel operations, the LIFO charge decreased 25 basis points as a percent of sales compared to the same period last year.

Including Kroger’s retail fuel operations, operating, general, and administrative (OG&A) costs were 16.98% of sales, a decrease of 73 basis points compared to the fourth quarter last year.  Excluding retail fuel operations, OG&A increased 10 basis points compared with the same period last year as a result of higher health care and labor costs, and credit card fees.

This increase was partially offset by lower utility costs, improvements in labor productivity and lower incentive pay.

Financial Strategy

Capital investment, excluding acquisitions and purchases of leased facilities, totaled $458.9 million for the fourth quarter, compared with $434.0 million for the same period last year.

Net total debt (Table 5) was $7.5 billion, a decrease of $217.5 million from a year ago.  On a rolling four-quarters basis, Kroger’s net total debt to EBITDA ratio, adjusted for the southern California asset impairment charges in the third quarter, was 1.97 compared with 1.88 during the same period last year.

During the fourth quarter, Kroger repurchased 4.2 million shares of stock at an average price of $21.08 per share for a total investment of $88.0 million.  At the end of the quarter, $337.1 million remained under the $1 billion stock repurchase program announced in January 2008.

Fiscal Year 2009 Results

For fiscal year 2009, total sales increased 0.8% to $76.7 billion compared with fiscal 2008.  Excluding fuel sales, total sales for fiscal 2009 increased 2.9%, and identical supermarket sales rose 2.1% compared with the prior fiscal year.

Net earnings for fiscal 2009 were $70.0 million, or $0.11 per diluted share.  Current year results include the effect of the southern California asset impairment charges in the third quarter.  Excluding these items, net earnings for fiscal 2009 would have been $1.12 billion, or $1.71 per diluted share (Table 6).

Net earnings in fiscal 2008 were $1.25 billion, or $1.89 per diluted share.  Fiscal 2008 results include expenses for damage and disruption caused by Hurricane Ike in the third quarter.  Excluding these hurricane-related expenses, fiscal year 2008 net earnings were $1.27 billion or $1.91 per diluted share (Table 6).

During 2009, Kroger invested $2.15 billion in capital projects, excluding acquisitions and purchases of leased facilities.  The Company repurchased 10.3 million shares of stock at an average price of $21.25 per share for a total investment of $218.3 million.  Kroger also paid $237.6 million in cash dividends.

“Throughout 2009, Kroger successfully achieved identical sales growth, one of the key objectives of our business model,” Mr. Dillon said.  “Through the efforts of all of our associates, we continue to widen the gap between Kroger’s identical sales growth trends and those of most of our competitors.  We believe this has extremely positive implications for our associates, customers and shareholders both now and as we grow our business.”

Fiscal Year 2010 Guidance

For fiscal year 2010, Kroger anticipates identical supermarket sales growth, excluding fuel, of 2% to 3%.  Net earnings are expected to range from $1.60 to $1.80 per diluted share.  Kroger’s quarterly dividend enhances total shareholder return by approximately 1.5% to 2.0%.

Kroger believes several factors that influenced its business in the last half of 2009 will continue at least through the first half of 2010.  Inflation or deflation in product and operating costs, the competitive environment, fluctuating fuel margins, and the pace of the economic recovery are uncertain and cause Kroger to be cautious about its fiscal year 2010 forecast.  We expect trends in these areas to influence the Company’s results throughout fiscal year 2010.

“During a year that proved to be extremely trying, Kroger successfully achieved positive identical sales growth, increased the number of households loyal to Kroger stores, and generated strong tonnage growth. In addition, we reduced debt, increased the dividend we pay shareholders and prudently invested capital to keep our stores fresh and innovative,” Mr. Dillon said.  “Kroger’s strategy generates value in good times and bad.  We believe Kroger will continue to be in the best position to deliver shareholder value now and as the economy improves.”

Kroger, the nation’s largest traditional grocery retailer, employs more than 334,000 associates who serve customers in 2,468 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s.  The Company also operates 777 convenience stores, 374 fine jewelry stores, 893 supermarket fuel centers and 40 food processing plants in the U.S.  Kroger, headquartered in Cincinnati, Ohio, focuses its charitable efforts on supporting hunger relief, health and wellness initiatives, and local organizations in the communities it serves.  For more information about Kroger, please visit www.kroger.com.

# # #

Note:  Fuel sales have historically had a low FIFO gross margin rate and OG&A rate as compared to corresponding rates on non-fuel sales.  As a result, Kroger discloses such rates, both including and excluding the effect of retail fuel operations.

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words such as “anticipates,” “expected,” “believe,” and “enhances.” Increased competition, economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, and labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth, earnings per share, and earnings per share growth. Earnings per share and earnings per share growth also will be affected by the number of shares outstanding and volatility in the Company’s fuel margins. Earnings and sales also may be affected by climate change and adverse weather conditions, particularly to the extent that hurricanes, tornadoes, floods, and other conditions disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation.  These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. The extent to which our quarterly dividend enhances shareholder return will depend on the continued declaration of a quarterly dividend by our Board, and the amount of such dividend, as well as the price at which our stock trades.  We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) today at www.kroger.com and www.streetevents.com.  An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through March 19, 2010.

# # #

Kroger Contacts:
Media:	Meghan Glynn (513) 762-1304
Investors:	Carin Fike (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER				YEAR-TO-DATE
	2009		2008		2009		2008

SALES	$18,554.5	100.00%	$17,308.0	100.00%	$76,733.2	100.00%	$76,147.9	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	14,384.0	77.52	13,088.3	75.62	58,958.3	76.84	58,544.1	76.88
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,149.8	16.98	3,064.5	17.71	13,397.7	17.46	13,049.9	17.14
RENT	146.3	0.79	149.8	0.87	648.2	0.84	659.3	0.87
DEPRECIATION AND AMORTIZATION	367.7	1.98	347.7	2.01	1,524.9	1.99	1,442.6	1.89
GOODWILL IMPAIRMENT CHARGE	—	0.00	—	0.00	1,112.7	1.45	—	0.00

OPERATING PROFIT	506.7	2.73	657.7	3.80	1,091.4	1.42	2,452.0	3.22

INTEREST EXPENSE	119.1	0.64	114.7	0.66	502.3	0.65	484.5	0.64

EARNINGS BEFORE INCOME TAX EXPENSE	387.6	2.09	543.0	3.14	589.1	0.77	1,967.5	2.58

INCOME TAX EXPENSE	136.0	0.73	195.5	1.13	532.4	0.69	716.6	0.94

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS (c)	251.6	1.36	347.5	2.01	56.7	0.07	1,250.9	1.64

NET EARNINGS (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS (c)	(3.8)	(0.02)	(1.7)	(0.01)	(13.3)	(0.02)	1.5	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. (c)	$255.4	1.38%	$349.2	2.02%	$70.0	0.09%	$1,249.4	1.64%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.39		$0.54		$0.11		$1.91

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	644.3		648.4		646.6		651.9

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.39		$0.53		$0.11		$1.89

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	647.7		653.8		650.1		657.7

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.  Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross margin, as described in the earnings release, as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.  This measure is included to reflect trends in current cost of product.

Note:  The Company defines selling gross margin, as described in the earnings release related to the Company’s supermarkets, as gross margin before incurring expenses directly related to distributing and merchandising the products on its store shelves.  These expenses include advertising, warehousing, transportation, and shrink.  Selling gross margin is a measure of how competitively the Company is pricing the products it sells.

(a)         Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)         LIFO charges of $1.3 and $40.9 were recorded in the fourth quarter of 2009 and 2008, respectively.  For the year-to-date period, LIFO charges of $49.0 and $195.9 were recorded for 2009 and 2008, respectively.

(c)          In the first quarter of 2009, the Company adopted the amended standards for noncontrolling interests in consolidated financial statements.  As a result, for those entities the Company consolidates but that are not wholly-owned, Net Earnings Including Noncontrolling Interests includes the entire amount of net earnings (loss) from those entities.  The portion of those entities’ net earnings (loss) not attributable to The Kroger Co. is then removed from Net Earnings Including Noncontrolling Interests in order to determine Net Earnings Attributable to The Kroger Co.  These rules have been retroactively applied to all periods presented, which changed income statement line amounts, but did not change Net Earnings Attributable to The Kroger Co. (Dollar amounts for prior periods previously presented as Net Earnings, which are now presented as Net Earnings Attributable to The Kroger Co., have not changed as a result of the amended standards for noncontrolling interests in consolidated financial statements.)

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	January 30,	January 31,
	2010	2009

ASSETS
Current Assets
Cash	$165.5	$216.5
Temporary cash investments	258.3	46.6
Deposits in-transit	654.4	631.0
Receivables	908.7	943.9
Inventories	4,901.9	4,904.9
Prepaid and other current assets	561.0	509.7

Total current assets	7,449.8	7,252.6

Property, plant and equipment, net	13,928.9	13,160.6
Goodwill	1,158.4	2,271.1
Other assets	555.5	573.0

Total Assets	$23,092.6	$23,257.3

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$579.4	$557.6
Trade accounts payable	3,889.7	3,822.2
Accrued salaries and wages	786.4	827.7
Deferred income taxes	340.8	361.5
Other current liabilities	2,117.4	2,077.9

Total current liabilities	7,713.7	7,646.9

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	7,419.6	7,460.4
Adjustment to reflect fair-value interest rate hedges	57.7	44.5
Long-term debt including obligations under capital leases and financing obligations	7,477.3	7,504.9

Deferred income taxes	568.0	384.1
Pension and postretirement benefit obligations	1,081.8	1,173.4
Other long-term liabilities	1,345.9	1,248.2

Total Liabilities	18,186.7	17,957.5

Shareowners’ equity	4,905.9	5,299.8

Total Liabilities and Shareowners’ Equity	$23,092.6	$23,257.3

Total common shares outstanding at end of period	642.6	648.4
Total diluted shares year-to-date	650.1	657.7

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$56.7	$1,250.9
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,524.9	1,442.6
LIFO charge	49.0	195.9
Stock-based employee compensation	83.4	91.0
Expense for Company-sponsored pension plans	31.0	44.1
Goodwill impairment charge	1,112.7	—
Asset impairment charges	47.5	26.2
Deferred income taxes	221.6	341.2
Other	53.4	(65.0)
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Deposits in-transit	(23.4)	44.8
Receivables	(20.5)	(28.4)
Inventories	(45.3)	(193.2)
Prepaid expenses	(51.2)	47.1
Trade accounts payable	53.5	(53.2)
Accrued expenses	(46.0)	(33.2)
Income taxes receivable and payable	49.2	(205.8)
Contribution to Company-sponsored pension plan	(265.0)	(20.3)
Other	90.3	11.4

Net cash provided by operating activities	2,921.8	2,896.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(2,296.5)	(2,148.9)
Payments for acquisitions	(35.7)	(79.5)
Proceeds from sale of assets	19.7	58.8
Other	(14.2)	(9.0)

Net cash used by investing activities	(2,326.7)	(2,178.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lease-financing transactions	6.2	10.2
Proceeds from issuance of long-term debt	511.0	1,376.6
Payments on long-term debt	(431.4)	(1,048.1)
Payments on credit facility	(129.0)	(440.9)
Dividends paid	(237.6)	(226.5)
Excess tax benefits on stock-based awards	4.4	14.5
Proceeds from issuance of capital stock	50.5	172.4
Treasury stock purchases	(218.3)	(637.0)
Increase in book overdrafts	14.1	2.2
Other	(4.3)	7.6

Net cash used by financing activities	(434.4)	(769.0)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	160.7	(51.5)

CASH FROM CONSOLIDATED VARIABLE INTEREST ENTITY	—	73.0

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	263.1	241.6
END OF YEAR	$423.8	$263.1

Reconciliation of capital expenditures:
Payments for capital expenditures	$(2,296.5)	$(2,148.9)
Changes in construction-in-progress payables	(18.5)	(3.9)
Total capital expenditures	$(2,315.0)	$(2,152.8)

Disclosure of cash flow information:
Cash paid during the year for interest	$541.9	$485.3
Cash paid during the year for income taxes	$130.4	$640.5

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	FOURTH QUARTER		YEAR-TO-DATE
	2009	2008	2009	2008

INCLUDING FUEL CENTERS	$16,710.4	$15,845.2	$68,981.0	$68,599.9
EXCLUDING FUEL CENTERS	$15,062.2	$14,877.2	$62,733.9	$61,414.4

INCLUDING FUEL CENTERS	5.5%	0.6%	0.6%	6.9%
EXCLUDING FUEL CENTERS	1.2%	3.8%	2.1%	5.0%

COMPARABLE SUPERMARKET SALES (b)

	FOURTH QUARTER		YEAR-TO-DATE
	2009	2008	2009	2008

INCLUDING FUEL CENTERS	$17,237.5	$16,288.0	$71,345.9	$70,721.7
EXCLUDING FUEL CENTERS	$15,535.3	$15,295.6	$64,838.1	$63,279.6

INCLUDING FUEL CENTERS	5.8%	1.0%	0.9%	7.2%
EXCLUDING FUEL CENTERS	1.6%	4.2%	2.5%	5.3%

(a)   Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

(b)   Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations.

Table 5.  Reconciliation of Total Debt to Net Total Debt

(in millions)

(unaudited)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity.  Management believes net total debt is an important measure of liquidity, and a primary component of measuring compliance with the financial covenants under the Company’s credit facility.  Net total debt should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the fourth quarter of 2009 to the balance in the fourth quarter of 2008.

	January 30,	January 31,
	2010	2009	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$579.4	$557.6	$21.8
Face-value of long-term debt including obligations under capital leases and financing obligations	7,419.6	7,460.4	(40.8)
Adjustment to reflect fair-value interest rate hedges	57.7	44.5	13.2

Total debt	$8,056.7	$8,062.5	$(5.8)

Temporary cash investments	(258.3)	(46.6)	(211.7)
Prepaid employee benefits	(300.0)	(300.0)	—

Net total debt	$7,498.4	$7,715.9	$(217.5)

Table 6. Net Earnings Per Diluted Share Excluding Impairment Charges and Charges Related to Hurricane Ike

(in millions, except per share amounts)

(unaudited)

Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below in the footnotes, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.  The items include charges that were recorded as components of asset impairment and goodwill impairment charges, and charges related to Hurricane Ike.

	YEAR-TO-DATE		YEAR-TO-DATE
	2009		2008
		NET EARNINGS		NET EARNINGS
	NET EARNINGS	ATTRIBUTABLE TO	NET EARNINGS	ATTRIBUTABLE TO
	ATTRIBUTABLE TO	THE KROGER CO. PER	ATTRIBUTABLE TO	THE KROGER CO. PER
	THE KROGER CO.	DILUTED COMMON SHARE	THE KROGER CO.	DILUTED COMMON SHARE

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$70.0	$0.11	$1,249.4	$1.89

AFTER-TAX GOODWILL IMPAIRMENT CHARGE (a)	1,036.1	1.58	—	—

AFTER-TAX ASSET IMPAIRMENT CHARGES (b)	15.5	0.02	—	—

AFTER-TAX CHARGE FROM HURRICANE IKE (c)	—	—	15.9	0.02

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING IMPAIRMENT CHARGES RELATED TO A SOUTHERN CALIFORNIA REPORTING UNIT AND HURRICNE IKE	$1,121.6	$1.71	$1,265.3	$1.91

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION		650.1		657.7

(a)         After-tax goodwill impairment charge ($1,112.7 pre-tax) relating to a Southern California reporting unit.  Most of the goodwill impairment charge is non-deductible for tax purposes.

(b)    After-tax asset impairment charges ($24.1 pre-tax) relating to underperforming stores in a Southern California reporting unit.

(c)     After-tax charges ($25.0 pre-tax) relating to Hurricane Ike.